Exhibit 10.1

MTS Systems Corporation
Interim Chief Executive Officer Bonus

This Bonus Award Agreement (this “Agreement”), dated November 22, 2011, is by and between MTS Systems Corporation, a Minnesota corporation (the “Company”), and William V. Murray, who is serving as the Company’s interim Chief Executive Officer.

Pursuant to the term sheet for Mr. Murray’s compensation as interim Chief Executive Officer of the Company, dated August 25, 2011, the Board of Directors of the Company (the “Board”) hereby grants to Mr. Murray a performance bonus award with an aggregate value of up to $770,000 (the “Bonus”). The total payout level of the Bonus will be dependent on Mr. Murray’s performance and tenure in the position of interim Chief Executive Officer, as set forth in Sections 2 and 3 of this Agreement.

The Bonus consists of two components: 30% of the Bonus payout (the “Cash Component”) will be paid in the form of cash, and 70% of the Bonus payout (the “Equity Component”) will be paid in the form of restricted stock units (“RSUs”) granted under and subject to the terms of the Company’s 2011 Stock Incentive Plan (the “Plan”). The Bonus is subject to the following terms and conditions:

1.
Maximum Number of Restricted Stock Units.  The maximum number of RSUs that constitute the Equity Component is 14,081, which is equal to the maximum value of the Equity Component ($770,000 x .7 = $539,000), divided by the closing sale price of one share of the Company’s common stock, par value $.25 per share (a “Share”) on the NASDAQ Global Select Market on November 22, 2011 ($38.28). Each RSU that vests pursuant to Section 3 of this Agreement represents the right to receive one Share, as provided in Section 5 of this Agreement.

2.
Performance Measurement.  Subject to further adjustment for time of service as provided in Section 3 of this Agreement, the amount of the Bonus that will be paid out is dependent on the extent to which the performance goals specified in Appendix A (the “Performance Goals”) for the Performance Period have been satisfied. The Performance Period began on October 2, 2011 and will end on the earlier of the date on which Mr. Murray’s position as interim Chief Executive Officer is terminated (regardless of whether Mr. Murray is appointed Chief Executive Officer of the Company on a full-time basis following termination of the interim Chief Executive Officer role), or August 25, 2012.

For purposes of determining the extent to which the Performance Goals have been satisfied at the completion of the Performance Period, the Board will adjust as necessary the Performance Goals that are based on Company financial performance metrics to reflect performance through the last completed interim fiscal period (month or full quarter, as applicable) and assess the degree to which Mr. Murray has satisfied individual performance objectives in the amount of time he has served as interim Chief Executive Officer.

The Board’s determination of the extent to which the Performance Goals have been satisfied at the completion of the Performance Period will be expressed as a percentage between 0 and 100, and that percentage will be applied to (a) the maximum value of the Cash Component to determine the dollar amount that has been deemed earned pursuant to the performance measurement set forth in this Section 2 (the “Performance-Earned Dollars”) and (b) the maximum number of RSUs comprising the Equity Component to determine the number of RSUs that have been deemed earned pursuant to the performance measurement set forth in this Section 2 (the “Performance-Earned RSUs”).

3.
Time of Service Measurement and Vesting.  Each of the Performance-Earned Dollars and Performance-Earned RSUs will be multiplied by a fraction, the numerator of which will be the number of days that have elapsed between August 25, 2011 and the end of the Performance Period, and the denominator of which will be 365.  The numbers resulting from this calculation will be the “Cash Payout Dollars” and the “Vested RSUs,” respectively.  Any RSUs that are not Vested RSUs at the conclusion of the Performance Period will be forfeited without consideration.

4.Payment of Cash Component.  Subject to Section 8 of this Agreement, the Company will pay Mr. Murray an amount equal to the Cash Payout Dollars as soon as practicable following the end of the Performance Period.

5.Settlement of Equity Component.  The Company will issue Mr. Murray one Share for each Vested RSU on August 25, 2012 (the “Settlement Date”). In the event that the Performance Period ends on August 25, 2012 or shortly before such date such that the performance measurement calculations set forth in Section 2 of this Agreement have not been completed before the Settlement Date, such Shares will be issued as soon as practicable following the end of the Performance Period. The Company will make a book entry reflecting the issuance of such Shares to Mr. Murray on the Company’s stock records. Subject to Section 8 of this Agreement, the Company will electronically deliver settlement Shares representing the number of Vested RSUs to a brokerage account designated by the Company.

6.Service Requirement.  The Bonus will be forfeited in its entirety if Mr. Murray’s employment as interim Chief Executive Officer of the Company is terminated for Cause (as defined in the Plan), if Mr. Murray voluntarily resigns the position of interim Chief Executive Officer of the Company before August 25, 2012, or if Mr. Murray’s employment as interim Chief Executive Officer of the Company is terminated for any reason other than death or Disability (as defined in the Plan) prior to January 1, 2012. For purposes of this Section 6, Mr. Murray will not be deemed to have voluntarily resigned the position of interim Chief Executive Officer of the Company if he is assuming the position of full-time Chief Executive Officer of the Company immediately following the termination of the interim Chief Executive Officer position. In the event Mr. Murray’s employment as interim Chief Executive Officer is terminated due to his death or Disability, the Cash Component and the Equity Component will each be subject to the time of service measurement set forth in Section 3 of this Agreement but not to the performance measurement set forth in Section 2 of this Agreement, such that the maximum value of the Cash Component will be paid and the maximum number of RSUs that constitute the Equity Component will be settled, subject in each case to time-based proration.

7.
Rights as Shareholder.  Until the Settlement Date, Mr. Murray will not be deemed for any purpose to be, or have rights as, a shareholder of the Company with respect to the RSUs, or to exercise, directly or by proxy, voting rights or to receive dividends with respect to the Shares issuable hereunder.  In addition, Mr. Murray will not be entitled to any dividend equivalents, in the form of cash, additional RSUs or Shares, with respect to the RSUs for the period prior to the Settlement Date.  From and after the Settlement Date, Mr. Murray will have all rights and privileges of any other shareholder with respect to the Shares issued or issuable in settlement of the Vested RSUs.

8.
Tax Consequences and Withholding.  As a condition to the Company’s obligation to transmit to Mr. Murray the Cash Payout Dollars and to issue Shares in settlement of the Vested RSUs, Mr. Murray shall pay any required tax withholding applicable to the Bonus. The Company will retain from the number of Shares that would otherwise be issued to him a number of Shares that have an aggregate Fair Market Value (as defined in the Plan) equal to part or all of the tax payable by Mr. Murray under this Section 8, provided that the amount withheld shall not exceed the statutory minimum required federal, state FICA and other payroll taxes.

Mr. Murray authorizes the Company to withhold from the payment of Cash Payout Dollars amounts sufficient to satisfy the tax payable by Mr. Murray under this Section 8 with respect to the Cash Component.

9.
No Transfer.  Except as otherwise provided in Section 7.1(h) of the Plan, Mr. Murray may not sell, transfer, pledge, assign or otherwise encumber any of the RSUs, whether voluntarily, involuntarily or by operation of law. Any purported transfer, pledge or encumbrance of such RSUs shall be void and unenforceable against the Company, and no purported transferee shall acquire any right or interest with respect to the Shares as a result.

10.
Discontinuance of Service.  Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement or understanding of any kind or nature that the Company or its subsidiaries will retain the services of Mr. Murray as an employee, director or consultant, and this Agreement shall not affect in any way the right of the Company or its subsidiaries or Mr. Murray to terminate the relationship as an employee, director or consultant at any time or for any reason in accordance with the procedures governing such termination, without regard to the effect it may have upon Mr. Murray under this Agreement.

11.
Section 409A.  This Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and shall be construed and interpreted in accordance with such intent.  Except as provided herein or as provided in the Plan, no payment shall be subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.  Any provision of this Agreement that would fail to satisfy the exemption for a short-term deferral for purposes of Section 409A of the Code shall be amended to so comply on a timely basis.

12.
Compensation Recovery.  To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed.  This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

In addition, cash amounts paid and Shares issued pursuant to this Bonus are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of fraud; misconduct; breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreements to which Mr. Murray is currently or hereafter becomes a party; or other conduct by Mr. Murray that the Board determines is detrimental to the business or reputation of the Company and its subsidiaries, including facts and circumstances discovered after termination of employment.

13.
Interpretation and Binding Effect.  The Board shall exercise any authority and discretion in the interpretation of this Agreement; with respect to the Equity Component, such interpretation will be made in accordance with the terms of the Plan.  This Agreement will be binding in all respects on Mr. Murray’s heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

14.
Governing Law and Choice of Jurisdiction.  This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).  Mr. Murray consents to the exclusive jurisdiction of the United States District Court for the District of Minnesota for the determination of all disputes arising from this Agreement and waives any rights to remove or transfer the case to another court.

By executing this Agreement, Mr. Murray accepts this Bonus and agrees to all the terms and conditions described in this Agreement and, with respect to the Equity Component, the terms and conditions described in the Plan.

MTS SYSTEMS CORPORATION

William V. Murray	Name:
Title:

Appendix A to
Bonus Award Agreement

[Intentionally Omitted]